72.72.

Exhibit 99.1

Burlington Stores, Inc. Reports First Quarter 2024 Earnings

o
On a GAAP basis, total sales increased 11%, net income was $79 million, and diluted EPS was $1.22
o
Comparable store sales increased 2%
o
On a non-GAAP basis, excluding certain expenses associated with the acquisition of Bed Bath & Beyond leases:
▪
Adjusted EBIT margin increased 170 basis points, and
▪
Adjusted EPS increased 68% to $1.42
o
Increasing outlook for FY24 Adjusted EPS to $7.35-$7.75, an increase of 18% to 24% over FY23 on a 52-week basis; guidance excludes certain expenses associated with the acquisition of Bed Bath & Beyond leases

BURLINGTON, New Jersey; May 30, 2024 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the first quarter ended May 4, 2024.

Michael O’Sullivan, CEO, stated, “We are very pleased with how our sales trends developed in the first quarter. The quarter got off to a slow start in February, likely due to disruptive weather and delayed tax refunds, but then our sales trend picked up. Comparable store sales increased 4% during the months of March and April combined. This resulted in a 2% comparable store sales increase for the quarter which was at the high end of our guidance range.”

Mr. O’Sullivan continued, “We were especially pleased with our margin improvement and earnings growth during the first quarter. Our Adjusted EBIT Margin and Adjusted EPS increased 170 basis points and 68%, respectively. While 40 basis points of that Adjusted EBIT Margin improvement, or 10 cents in Adjusted EPS, was driven by expense timing, we nevertheless achieved substantial ahead-of-guidance margin improvement and earnings growth. This out-performance was driven by a significant increase in gross margin as well as strong leverage in supply chain expenses.”

Mr. O’Sullivan concluded, “Looking to the balance of 2024, we remain confident in the outlook for our business. Based on our first quarter performance, we are increasing our margin and earnings guidance for the year. Nevertheless, there continues to be a lot of uncertainty in the external environment. It makes sense to be cautious, so we are maintaining our comparable stores sales guidance of 0% to 2% growth. We are ready to chase if the underlying sales trend is stronger.”

Fiscal 2024 First Quarter Operating Results (for the 13-week period ended May 4, 2024, compared with the 13-week period ended April 29, 2023)

•
Total sales increased 11% compared to the first quarter of Fiscal 2023 to $2,357 million, while comparable store sales increased 2% compared to the first quarter of Fiscal 2023.
•
Gross margin rate as a percentage of net sales was 43.5% vs. 42.3% for the first quarter of Fiscal 2023, an increase of 120 basis points. Merchandise margin expanded by 90 basis points, primarily driven by lower markdowns, while freight expense improved 30 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $183 million vs. $187 million in the first quarter of Fiscal 2023. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 35.0% as a percentage of net sales vs. 35.4% in the first quarter of Fiscal 2023, improving by 40 basis points. Adjusted SG&A was 27.1% as a percentage of net sales vs. 26.5% in the first quarter of Fiscal 2023, an increase of 60 basis points.
•
The effective tax rate was 28.4% vs. 24.4% in the first quarter of Fiscal 2023. The Adjusted Effective Tax Rate was 28.1% vs. 24.5% in the first quarter of Fiscal 2023.
•
Net income was $79 million, or $1.22 per share vs. $33 million, or $0.50 per share for the first quarter of Fiscal 2023. Adjusted Net Income, excluding approximately $4 million of expenses, net of tax, associated with the acquisition of Bed Bath & Beyond leases, was $91 million, or $1.42 per share, vs. $55 million, or $0.84 per share for the first quarter of Fiscal 2023.
•
Diluted weighted average shares outstanding amounted to 64.3 million during the quarter compared with 65.3 million during the first quarter of Fiscal 2023.
•
Adjusted EBITDA, excluding approximately $6 million of expenses associated with the acquisition of Bed Bath & Beyond leases, was $217 million vs. $157 million in the first quarter of Fiscal 2023, an increase of 180 basis points as a percentage of sales. Adjusted EBIT, excluding approximately $6 million of expenses associated with the acquisition of Bed Bath & Beyond leases, was $135 million vs. $87 million in the first quarter of Fiscal 2023, an increase of 170 basis points as a percentage of sales.

Inventory

•
Merchandise inventories were $1,141 million vs. $1,231 million at the end of the first quarter of Fiscal 2023, a 7% decrease, while comparable store inventories decreased 6% compared to the first quarter of Fiscal 2023. Reserve inventory was 40% of total inventory at the end of the first quarter of Fiscal 2024 compared to 44% at the end of the first quarter of Fiscal 2023. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the first quarter of Fiscal 2024 with $1,521 million in liquidity, comprised of $742 million in unrestricted cash and $779 million in availability on its ABL facility.
•
The Company ended the first quarter of Fiscal 2024 with $1,405 million in outstanding total debt, including $931 million on its Term Loan facility, $453 million in Convertible Notes, and no borrowings on its ABL facility.

Common Stock Repurchases

•
During the first quarter of Fiscal 2024 the Company repurchased 312,238 shares of its common stock under its share repurchase program for $63 million. As of the end of the first quarter of Fiscal 2024, the Company had $442 million remaining on its current share repurchase program authorization.

Outlook

For the full Fiscal Year 2024 (the 52-weeks ending February 1, 2025), the Company now expects:

•
Total sales to increase in the range of 8% to 10% on top of the 10% increase for the 52-weeks ended January 27, 2024; this assumes comparable store sales will increase in the range of 0% to 2%, on top of the 4% increase for the 52-weeks ended January 27, 2024;
•
Capital expenditures, net of landlord allowances, to be approximately $750 million;
•
To open approximately 100 net new stores;
•
Depreciation and amortization to be approximately $350 million;
•
Adjusted EBIT margin to increase in the range of 40 to 60 basis points versus the 52 weeks ended January 27, 2024; this Adjusted EBIT margin increase excludes approximately $9 million of anticipated expenses related to the acquired Bed Bath & Beyond leases in Fiscal 2024 versus $18 million incurred in Fiscal 2023;
•
Net interest expense to be approximately $43 million;
•
An Adjusted Effective Tax Rate of approximately 26.5%; and
•
Adjusted EPS in the range of $7.35 to $7.75, which excludes $0.10, net of tax, of expenses associated with the acquired Bed Bath & Beyond leases. This assumes a fully diluted share count of approximately 64 million shares. This compares to $6.24 in Adjusted EPS last year, excluding $0.03 of Adjusted EPS from the 53rd week last year and $0.21, net of tax, of expenses associated with the acquired Bed Bath & Beyond leases.

For the second quarter of Fiscal 2024 (the 13 weeks ending August 3, 2024), the Company expects:

•
Total sales to increase in the range of 9% to 11%; this assumes comparable store sales will increase in the range of 0% to 2% versus the second quarter of Fiscal 2023;
•
Adjusted EBIT margin to increase 30 to 50 basis points versus the second quarter of Fiscal 2023;
•
An Adjusted Effective Tax Rate of approximately 26%; and
•
Adjusted EPS in the range of $0.83 to $0.93, as compared to $0.63 in Adjusted EPS last year; both periods exclude $0.03, net of tax, of expenses related to the acquired Bed Bath & Beyond leases.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

First Quarter 2024 Conference Call

The Company will hold a conference call on May 30, 2024, at 8:30 a.m. ET to discuss the Company’s first quarter results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 3047342) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on May 30, 2024 beginning at 11:30 a.m. ET through June 6, 2024 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 3047342.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2023 net sales of $9.7 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 1,021 stores as of the end of the first quarter of Fiscal 2024, in 46 states, Washington D.C. and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our potential performance in the next five years, the external environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; competitive factors, including the scale and potential consolidation of some of our competitors, rise of e-commerce spending, pricing and promotional activities of major competitors, and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; our ability to meet our environmental, social or governance (“ESG”) goals or otherwise expectations of our stakeholders with respect to ESG matters; extreme and/or unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; effects of public health crises, epidemics or pandemics; our ability to sustain our growth plans or successfully implement our long-range strategic plans; our ability to execute our opportunistic buying and inventory management process; our ability to optimize our existing stores or maintain favorable lease terms; the availability, selection and purchasing of attractive brand name merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in sufficient numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; disruption in our distribution network; our ability to protect our protect our information systems against service interruption, misappropriation of data, breaches of security, or other cyber-related attacks; risks related to the methods of payment we accept; the success of our advertising and marketing programs in generating sufficient levels of customer traffic and awareness; damage to our corporate reputation or brand; impact of potential loss of executives or other key personnel; our ability to comply with existing and changing laws, rules, regulations and local codes; lack of or insufficient insurance coverage; issues with merchandise safety and shrinkage; our ability to comply with increasingly rigorous privacy and data security regulations; impact of legal and regulatory proceedings relating to us; use of social media by us or by third parties our direction in violation of applicable laws and regulations; our ability to generate sufficient cash to fund our operations and service our debt obligations; our ability to comply with covenants in our debt agreements; the consequences of the possible conversion of our convertible notes; our reliance on dividends, distributions and other payments, advance and transfers of funds from our subsidiaries to meet our obligations; the volatility of our stock price; the impact of the anti-takeover provisions in our governing documents; impact of potential shareholder activism; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended
	May 4,	April 29,
	2024	2023
REVENUES:
Net sales	$2,357,318	$2,132,793
Other revenue	4,235	4,163
Total revenue	2,361,553	2,136,956
COSTS AND EXPENSES:
Cost of sales	1,330,726	1,231,646
Selling, general and administrative expenses	825,226	755,628
Depreciation and amortization	81,965	70,529
Impairment charges - long-lived assets	8,210	844
Other income - net	(10,862)	(8,998)
Loss on extinguishment of debt	—	24,644
Interest expense	16,649	19,345
Total costs and expenses	2,251,914	2,093,638
Income before income tax expense	109,639	43,318
Income tax expense	31,125	10,570
Net income	$78,514	$32,748

Diluted net income per common share	$1.22	$0.50

Weighted average common shares - diluted	64,267	65,291

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	May 4,	February 3,	April 29,
	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$742,332	$925,359	$532,443
Restricted cash and cash equivalents	—	—	6,582
Accounts receivable—net	100,654	74,361	78,477
Merchandise inventories	1,140,800	1,087,841	1,231,092
Assets held for disposal	27,963	23,299	5,120
Prepaid and other current assets	226,378	216,164	136,751
Total current assets	2,238,127	2,327,024	1,990,465
Property and equipment—net	1,934,547	1,880,325	1,678,461
Operating lease assets	3,149,161	3,132,768	2,968,247
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	2,313	2,436	3,079
Other assets	86,040	79,223	78,563
Total assets	$7,695,252	$7,706,840	$7,003,879

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$929,759	$956,350	$829,212
Current operating lease liabilities	395,948	411,395	402,622
Other current liabilities	602,973	647,338	472,926
Current maturities of long term debt	168,642	13,703	13,753
Total current liabilities	2,097,322	2,028,786	1,718,513
Long term debt	1,236,658	1,394,942	1,350,416
Long term operating lease liabilities	3,016,027	2,984,794	2,842,785
Other liabilities	73,210	73,793	70,082
Deferred tax liabilities	240,609	227,593	220,609
Stockholders' equity	1,031,426	996,932	801,474
Total liabilities and stockholders' equity	$7,695,252	$7,706,840	$7,003,879

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	May 4,	April 29,
	2024	2023
OPERATING ACTIVITIES
Net income	$78,514	$32,748
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	81,965	70,529
Deferred income taxes	11,520	14,699
Loss on extinguishment of debt	—	24,644
Non-cash stock compensation expense	19,107	16,722
Non-cash lease expense	(3,885)	(970)
Cash received from landlord allowances	2,830	4,349
Changes in assets and liabilities:
Accounts receivable	(26,397)	(7,418)
Merchandise inventories	(52,958)	(49,110)
Accounts payable	(25,211)	(125,241)
Other current assets and liabilities	(41,061)	(59,003)
Long term assets and liabilities	(631)	723
Other operating activities	5,579	(624)
Net cash provided by (used in) operating activities	49,372	(77,952)
INVESTING ACTIVITIES
Cash paid for property and equipment	(164,837)	(95,688)
Lease acquisition costs	(233)	(4,549)
Net (removal costs) proceeds from sale of property and equipment and assets held for sale	(462)	14,080
Net cash used in investing activities	(165,532)	(86,157)
FINANCING ACTIVITIES
Principal payments on long term debt—Term B-6 Loans	(2,404)	(2,404)
Principal payment on long term debt—2025 Convertible Notes	—	(133,656)
Purchase of treasury shares	(75,622)	(53,393)
Other financing activities	11,159	13,382
Net cash used in financing activities	(66,867)	(176,071)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(183,027)	(340,180)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	925,359	879,205
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$742,332	$539,025

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) loss on extinguishment of debt; (iii) impairment charges; and (iv) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) net favorable lease costs (vii) impairment charges; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; and (vii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(in thousands, except per share data)
	Three Months Ended
	May 4,	April 29,
	2024	2023

Reconciliation of net income to Adjusted Net Income:
Net income	$78,514	$32,748
Net favorable lease costs (a)	2,970	4,064
Loss on extinguishment of debt (b)	—	24,644
Impairment charges - long-lived assets	8,210	844
Tax effect (e)	(2,881)	(7,302)
Adjusted Net Income	$86,813	$54,998
Diluted weighted average shares outstanding (f)	64,267	65,291
Adjusted Earnings per Share	$1.35	$0.84

The following table shows the Company’s reconciliation of net income to Adjusted EBIT and Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 4,	April 29,
	2024	2023

Reconciliation of net income to Adjusted EBIT and Adjusted EBITDA:
Net income	$78,514	$32,748
Interest expense	16,649	19,345
Interest income	(8,072)	(5,459)
Net favorable lease costs (a)	2,970	4,064
Loss on extinguishment of debt (b)	—	24,644
Impairment charges - long-lived assets	8,210	844
Income tax expense	31,125	10,570
Adjusted EBIT	129,396	86,756
Depreciation and amortization	81,965	70,529
Adjusted EBITDA	$211,361	$157,285

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	May 4,	April 29,
	2024	2023
Reconciliation of SG&A to Adjusted SG&A:
SG&A	$825,226	$755,628
Net favorable lease costs (a)	(2,970)	(4,064)
Product sourcing costs	(183,314)	(186,926)
Adjusted SG&A	$638,942	$564,638

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended
	May 4,	April 29,
	2024	2023
Effective tax rate on a GAAP basis	28.4%	24.4%
Adjustments to arrive at Adjusted Effective Tax Rate (g)	(0.3)	0.1
Adjusted Effective Tax Rate	28.1%	24.5%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(in thousands, except per share data)
	Three Months Ended	Fiscal Year Ended
	July 29, 2023	February 3, 2024
		(53 Weeks)
Reconciliation of net income to Adjusted Net Income:
Net income	$30,892	$339,649
Net favorable lease costs (a)	3,979	15,263
Loss on extinguishment of debt (b)	—	38,274
Costs related to debt amendments (c)	97	97
Impairment charges	4,709	6,367
Litigation matters (d)	1,500	1,500
Tax effect (e)	(2,305)	(7,770)
Adjusted Net Income	$38,872	$393,380
Diluted weighted average shares outstanding (f)	65,039	64,917
Adjusted Earnings per Share	$0.60	$6.06

(a) Net favorable lease costs represent the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Fiscal 2023 amounts relate to the partial repurchases of the 2025 Convertible Notes.

(c) Amounts relate to the Term Loan Credit Agreement amendment in the second quarter of Fiscal 2023 changing from Adjusted LIBOR Rate to the Adjusted Term SOFR Rate.

(d) Represents amounts charged for certain litigation matters.

(e) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (d).

(f) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(g) Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.